Exhibit 99.2

To the Shareholders of TaxMasters, Inc.,

As we conclude 2009, I am pleased to report the strong progress made by TaxMasters this year as we continue to grow revenue and net income, as well as corresponding shareholder value. The coming year promises to be an exciting one as demand for tax relief services increases, and as a number of strategic management initiatives take hold. These initiatives allow us to efficiently and effectively meet this demand with our 307 employees here in Houston, TX who continue to work together to improve service delivery.

We achieved a number of key benchmarks in 2009 and enter 2010 well-positioned to continue to grow and prosper.

Among our most significant milestones of 2009 was the transformation of TaxMasters into a publicly traded company (Ticker: TAXS) through a reverse merger in August. As a public company we are now able to access public capital markets and deliver value to a new set of shareholders.

Our ability to tap a nationwide market for tax relief services through an efficient, well managed direct advertising campaign has catapulted TaxMasters to national prominence. While I never intended to become a national spokesperson, the end result is that our advertising campaign has won great credibility and fueled our strong growth.

This can be seen in our financial results. In the first nine months of 2009 revenues totaled approximately $27 million, an increase of 87% over revenues of approximately $14 million in the same period of 2008. Net income for the nine month period was approximately $6 million, compared to approximately $1 million for the same period of 2008, an increase of nearly 442%.

We believe this growth continued into the final quarter of the year and will be reflected in our financial results when full details for the fourth quarter and full year 2009 are reported in March of 2010.

The largest growth driver for TaxMasters has been the increasing number of taxpayers who have issues dealing with the IRS and who are out of tax compliance. The recession and rising unemployment has increased the number of at-risk Americans, those who are most likely to have the severe financial difficulty that causes problems meeting IRS obligations.In many cases, the stories we hear from the customers who come to us seeking help are heartbreaking, but it is helping just these sorts of Americans that is the core of our mission and purpose.

While our advertising strategy is ambitious, it is also managed to achieve the highest possible return on investment. We carefully select the outlets where we advertise to maximize the response rate, and staff up to address new business growth in a disciplined manner. In addition, our growth has been supported by a prudent investment in operational infrastructure to service the thousands of TaxMasters customers throughout America. We have added wisely to our corporate staff, adding accountants, CPAs, case managers and attorneys in key positions. In total we have added 107 new employees since January 1, 2009, a 53% increase, bringing our total employees to 307.

We have also expanded our office space. Our new home in Houston provides the professional image and amenities needed to attract quality employees and support our customers’ needs. We expect this expansion to be completed in the first quarter of 2010. Finally, we have instituted organizational changes, begun in the second quarter of 2009, that are a result of our proprietary and internal Processes, Procedures, and Policies (P3) system. The resulting changes are designed to increase and streamline productivity, while also improving speed of service and customer service management. We expect to institute the final changes from this program in the first quarter of 2010.

We expect 2010 to be another strong year for TaxMasters. Tax season, which falls primarily in the first quarter of the year, presents prime opportunity for us to increase our customer base. It’s important to understand that the demand for tax relief is a year-round issue for tax payers in crisis. While many may breathe a sigh of relief on April 16th, the IRS keeps going to work.

Decreased tax receipts in 2009 make it likely that the IRS will feel additional pressure to find and collect more revenue in 2010. We believe this will create a corresponding increase in demand for TaxMasters’ services. Taxpayers who are out of compliance with the IRS need workable payback solutions and a palatable tax roadmap for their future. TaxMasters will continue to use a strong national advertising campaign in 2010 to increase awareness of our services and ensure continued return on our investment.

Our primary goal in 2010 is to continue to grow and increase shareholder value. We are confident that the steps we took throughout 2009 to ensure sustainable growth for TaxMasters will continue to pay dividends throughout 2010. TaxMasters has the marketing, services, personnel, infrastructure and processes in place to meet the opportunity ahead of us, while growing the top and bottom lines, prudently managing costs and increasing overall shareholder value.

Thank you for you support and continued commitment to TaxMasters, Inc.

Best Regards,

Patrick R. Cox
Founder, President and Chairman of Board
TaxMasters, Inc.

Forward-Looking Statements Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this letter (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.